Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief
Financial Officer
908-541-8777
ENZON REPORTS SOLID SECOND QUARTER 2008 RESULTS
—Product revenues increase 17%—
BRIDGEWATER, NJ – August 6, 2008 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced solid second quarter 2008 financial results. For the three months ended June 30, 2008, Enzon reported a net loss of $1.7 million or $0.04 on a diluted per-share basis, as compared to a net loss of $2.0 million or $0.04 per diluted share for the second quarter of 2007. The Company’s results continue to be positively impacted by strong revenues across all business segments.
“Our strong performance this quarter is a direct result of our well-executed business plan,” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “The Company continues to drive initiatives to expand the business and advance the pipeline to enhance shareholder value.”
Recent Highlights
•	The Company repaid all of its remaining 2008 debt in July.

•	The Company presented new clinical data from the PEG-SN38 Phase 1 study and the recombinant human Mannose-Binding Lectin (rhMBL) clinical study at the 2008 ASCO annual meeting in Chicago, Illinois.

•	The Company continues to advance the proposed spin-off of its R&D pipeline into a separate company.

Revenues
The following table reflects the revenues generated by product and segment for the three month periods ended June 30, 2008 and 2007.

	Three Months Ended
	(in thousands)
	June 30, 2008	June 30, 2007	% Change

Products
Oncaspar	$13,183	$9,673	36
DepoCyt	2,368	2,080	14
Abelcet	6,644	6,716	(1)
Adagen	7,011	6,550	7

Total Products	29,206	25,019	17

Royalties	15,035	18,290	(18)
Contract Manufacturing	6,723	5,903	14

Total Revenues	$50,964	$49,212	4

Products Segment
For the three months ended June 30, 2008, net product sales increased to $29.2 million or 17% over the same period of 2007. This quarter, the Company experienced growth in the sales of Oncaspar®, DepoCyt® and Adagen®. Sales of Abelcet® were relatively stable during the second quarter of 2008 as compared to the second quarter of 2007.
The 36% increase in revenue for the Company’s oncology product, Oncaspar, during the three months ended June 30, 2008, as compared to the three months ended June 30, 2007, was driven in part by a 13% growth in volume. Oncaspar continues to be adopted in cooperative protocols for the first-line treatment of patients with acute lymphoblastic leukemia for both pediatric and adult patients. Sales of DepoCyt, for treatment of lymphomatous meningitis, and Adagen, for treatment of severe combined immuno-deficiency disease, tend to fluctuate from quarter to quarter due to their small patient bases.
Royalties Segment
Total royalties were $15.0 million for the three months ended June 30, 2008 compared to $18.3 million during the comparable three-month period ended June 30, 2007. Despite the sale of 25% of the royalty interest in PEG-INTRON in August 2007, royalties decreased only 18%, demonstrating a continued growth in the products from which the Company receives royalties.

Contract Manufacturing Segment
The Company’s revenues from its contract manufacturing segment increased to $6.7 million for the three months ended June 30, 2008, as compared to $5.9 million for the comparable period of 2007. The increase in contract manufacturing revenue was the result of the timing of shipments to customers, which often causes quarter-to-quarter variability. It is not anticipated that the level of sales achieved this quarter will continue throughout the year. However, the Company has been successful in securing two new customers since 2006, which has contributed to the annual increase in revenues.
Cost of Product Sales and Contract Manufacturing
The Company’s cost of goods sold was $17.4 million for the three months ended June 30, 2008, compared to $15.3 million for the three months ended June 30, 2007. Included in the second quarter of 2008, were amortization costs of $1.9 million related to a $5.0 million sales milestone in connection with the 2006 amendment of the Oncaspar license. In 2007, validation costs of $1.9 million were incurred in the quarter ended June 30 related to certain production batches associated with the consolidation of the Company’s products from its South Plainfield, New Jersey location to its Indianapolis, Indiana facility. Excluding these costs from both periods, the gross margin was relatively unchanged from year to year.
Research and Development
For the three months ended June 30, 2008, research and development expenses were $14.1 million as compared to $16.9 million for the three months ended June 30, 2007. The decrease of R&D expenses this quarter is primarily a result of the timing of certain R&D expenses.  In 2007, the Company incurred costs associated with the start-up of clinical trials, including the purchase of clinical drug supply.  The Company continues to invest in its research and development pipeline in areas such as rhMBL, PEG-SN38, the HIF-1 alpha antagonist and other LNA and PEGylation based programs.  The Company anticipates increased levels of R&D expenses in the second half of 2008 as it continues to advance its clinical development programs.  Included in the $14.1 million of expenses in 2008 is $2.0 million in milestones achieved during the quarter related to the LNA platform.  As previously stated, the Company expects to achieve up to $10 million in milestones this year.   As the data is available, the Company will continue to provide updates on the programs at major medical meetings, as seen recently at the 2008 ASCO meeting.
Selling, General and Administrative
Selling, general and administrative expense increased to $18.1 million for the three months ended June 30, 2008 from $16.0 million in 2007. This was due primarily to costs associated with the Company’s proposed spin-off of the R&D activities into a separate company. These costs are expected to continue until the transaction is complete, which is expected to be in the fourth quarter of 2008, subject to final approval from the SEC and Board of Directors. The Company also continues to selectively invest in selling expenses for the current marketed products.

Restructuring Charge
The Company’s consolidation of the manufacturing operations is going well. The consolidation of all operations at the Company’s South Plainfield, New Jersey facility are proceeding according to plan and are expected to be transferred to the Company’s Indianapolis facility in 2008. In connection with the restructuring program for the three months ended June 30, 2008 the Company incurred a total cost of $0.9 million compared to $0.8 million for the three months ended June 30, 2007. These costs included employee severance and related benefits for affected employees.
Other Income (Expense)
Other (income) expense for the three months ended June 30, 2008 was net expense of $2.0 million, as compared to net expense of $1.8 million for the three months ended June 30, 2007. Other (income) expense includes: net investment income, interest expense and other income or expense. The change was principally due to lower investment income partially offset by reduced interest expense. Net investment income declined to $1.1 million for the three months ended June 30, 2008 compared to $2.4 million for the three months ended June 30, 2007. This change was a result of the decrease in investments as a result of the repurchase of the outstanding 4.5% notes. Interest expense was $3.2 million for the three months ended June 30, 2008 and $4.5 million for the three months ended June 30, 2007 reflecting the declining balance of the Company’s 4.5% notes payable.
Cash and Investments
Total cash reserves, which include cash, short-term investments, restricted investments and cash and marketable securities, were $205.9 million as of June 30, 2008, as compared to $258.2 million as of December 31, 2007. During the first quarter of 2008, the Company purchased $59.9 million of its existing 4.5% notes due in 2008. As previously mentioned, the Company repaid the remaining 2008 debt in July.

Adjusted Financial Results
For the three months ended June 30, 2008, Enzon reported an adjusted net loss of $0.6 million or $0.01 per diluted share, as compared to an adjusted net loss of $2.0 million or $0.04 per diluted share for the three months ended June 30, 2007.
The following table reconciles the Company’s net loss and net loss per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net loss and net loss per diluted share for the three months ended June 30, 2008 and 2007 respectively:

		Three Months Ended
	(in thousands, except per-share amounts)
	June 30, 2008		June 30, 2007
				Net
		Net loss		loss per
	Net	per diluted	Net	diluted
	loss	share	loss	share

GAAP net loss	$(1,745)	$(0.04)	$(1,959)	$(0.04)
Adjustment to GAAP net loss:
Add: Costs related with the proposed spin-off of biotechnology activities (1)	1,140	0.03	—	—
Less: Gain related to the repurchase of debt(2)			73	—

Adjusted net loss (3)	$(605)	$(0.01)	$(2,032)	$(0.04)

(1)	Adjusted financial results for the second quarter of 2008 exclude the costs related with the Company’s expected spin-off of its research and development activities.

(2)	The Company’s adjusted financial results for the second quarter of 2007 exclude a gain related to the repurchase of the 4.5% Notes.

(3)	Adjusted net income (loss) and adjusted net income (loss) per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net income (loss) and adjusted net income (loss) per share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast
Enzon will be hosting a live conference call today, August 6, 2008 at 9:00 am EDT. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(866) 334-3876
International Dial-In Number:	(416) 849-4292
Access Code:	Enzon
Enzon’s conference call will also be available via live audio webcast at www.investorcalendar.com. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast will be available following the call. The rebroadcast will begin on Wednesday, August 6, 2008, at approximately 12:00 p.m. EDT and end on August 13, 2008, at approximately 12:00 p.m. EDT. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(866) 245-6755
International Dial-In Number:	(416) 915-1035
Access Code:	838709
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2007. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended June 30, 2008 and 2007
(In thousands, except per share amounts)
(Unaudited)

	June 30,	June 30,
	2008	2007
Revenues:
Product sales, net	$29,206	$25,019
Royalties	15,035	18,290
Contract manufacturing	6,723	5,903

Total revenues	50,964	49,212

Costs and expenses:
Cost of product sales and contract manufacturing	17,406	15,269
Research and development	14,056	16,921
Selling, general and administrative	18,070	15,982
Amortization of acquired intangible assets	166	185
Restructuring charge	889	755

Total costs and expenses	50,587	49,112

Operating income	377	100

Other income (expense):
Investment income, net	1,120	2,366
Interest expense	(3,181)	(4,491)
Other, net	24	327

	(2,037)	(1,798)

Loss before income tax provision	(1,660)	(1,698)

Income tax provision	85	261

Net loss	$(1,745)	$(1,959)

Loss per common share — basic	$(0.04)	$(0.04)

Loss per common share — diluted	$(0.04)	$(0.04)

Weighted average shares — basic	44,352	43,884

Weighted average shares — diluted	44,352	43,884

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
June 30, 2008 and December 31, 2007
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and short-term investments	$119,292	$163,960
Restricted investments and cash	14,561	73,592
Accounts receivable, net	17,039	14,927
Inventories	20,044	22,297
Other current assets	6,272	6,401

Total current assets	177,208	281,177

Property and equipment, net	45,012	45,312

Other assets:
Marketable securities	72,045	20,653
Amortizable intangible assets, net	66,077	68,141
Other assets	4,523	5,074
	142,645	93,868

Total assets	$364,865	$420,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$32,711	$33,091
Notes payable	12,521	72,391

Total current liabilities	45,232	105,482

Notes payable	275,000	275,000
Other liabilities	3,807	3,302

Total liabilities	324,039	383,784

Stockholders’ equity	40,826	36,573

Total liabilities and stockholders’ equity	$364,865	$420,357

Common shares outstanding	44,840	44,200